Exhibit 99.6

Beijing Yingke Law Firm Shenzhen Office

23、30、31、32 Floor, Media Finance Center, Pengcheng 1st Road, Futian District, Shenzhen

Tel: +86 755 3686 6600

Opinion of Beijing Yingke Law Firm Shenzhen Office regarding certain PRC law matters

(including the consent of Beijing Yingke Law Firm Shenzhen Office)

To: OFA Group

Unit B, 16/F, Easy Tower,

609 Tai Nan West Street,

Cheung Sha Wan, Hong Kong

March 19, 2026

Dear Sirs/Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are authorized to issue this opinion (“Opinion”) regarding all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislation of the PRC currently in force and publicly accessible as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purposes of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macao Special Administrative Region, and Taiwan.

We are acting as PRC counsel to OFA Group, an exempted company incorporated in the Cayman Islands (the “Company”), in connection with the resale, from time to time, by the selling shareholders named therein, of up to 35,000,000 Class A Ordinary Shares underlying the Company’s Series A Convertible Preferred Shares, as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”).

1	Documents

In connection with rendering the opinion set forth below, we have reviewed and relied upon originals or copies of the following (collectively, the “Documents”):

(a)	the Registration Statement; and

(b)	such additional documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

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2	Assumptions

For purposes of this Opinion, we have assumed, without independent investigation or verification, that:

(a) all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals;

(b) all signatures, seals, chops and stamps appearing on the Documents are genuine;

(c) all factual statements set forth in the Documents and in the Company’s certificates, confirmations and other materials provided to us are true, accurate, complete and not misleading in all material respects;

(d) the Company has fully disclosed to us all facts and circumstances that are material to this Opinion; and

(e) the Registration Statement will be filed and used in substantially the form reviewed by us, except for such changes as do not affect the opinions expressed herein.

3	Opinions

3.1	Basic Law / Non-application of PRC National Laws to Hong Kong

Pursuant to the Constitution of the PRC, special administrative regions may be established where necessary, and the systems to be instituted in such regions shall be prescribed by laws enacted by the National People’s Congress in light of specific conditions.

On April 4, 1990, the National People’s Congress promulgated the Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”), which came into effect on July 1, 1997. Under the Basic Law, Hong Kong is a special administrative region of the PRC enjoying a high degree of autonomy and executive, legislative and independent judicial power, including that of final adjudication.

Under the principle of “one country, two systems,” national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III to the Basic Law. Such listed national laws are limited to those relating to defense and foreign affairs and other matters outside the limits of the autonomy of Hong Kong.

As of the date of this Opinion, none of the PRC Laws specifically analyzed in this Opinion are listed in Annex III to the Basic Law and, accordingly, they do not directly apply to Hong Kong.

3.2	PIPL / DSL / CAC-related matters

The Personal Information Protection Law of the PRC (the “PIPL”) was promulgated on August 20, 2021 and became effective on November 1, 2021. The PIPL regulates, among other things, the processing of personal information of natural persons within mainland China and certain processing activities conducted outside mainland China where such activities are for the purpose of providing products or services to natural persons in mainland China, analyzing or evaluating the behavior of natural persons in mainland China, or under other circumstances prescribed by PRC Laws and administrative regulations.

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The Data Security Law of the PRC (the “DSL”) was promulgated on June 10, 2021 and became effective on September 1, 2021. Article 36 of the DSL and Article 41 of the PIPL provide, in substance, that domestic entities and individuals shall obtain approval from competent PRC authorities before providing data stored within the territory of the PRC to foreign judicial or law enforcement authorities.

Based solely on the Company’s confirmations that:

(i) the Company’s operating subsidiary is incorporated in Hong Kong and operates exclusively in Hong Kong, and neither the Company nor its operating subsidiary has any subsidiary in mainland China or has entered into any contractual arrangement establishing a VIE structure in mainland China;

(ii) the Company and its operating subsidiary have, in aggregate, collected and stored personal information from fewer than one million users;

(iii) all data collected by the Company or its operating subsidiary is stored on servers located in Hong Kong;

(iv) neither the Company nor its operating subsidiary provides products or services to natural persons in mainland China, nor analyzes or evaluates the behavior of natural persons in mainland China, nor conducts data processing activities in mainland China;

(v) neither the Company nor its operating subsidiary has received any notice, inquiry, complaint, directive, warning, sanction or regulatory objection from any PRC governmental authority relating to national security, cybersecurity, data security or personal information protection; and

(vi) neither the Company nor its operating subsidiary has been notified by any PRC governmental authority that it is required to obtain approval, complete filing, or undergo review by the Cyberspace Administration of China (the “CAC”) or any other PRC governmental authority, we are of the opinion that, as of the date hereof:

(1) neither the Company nor its operating subsidiary is required under currently effective PRC Laws to obtain approval from the CAC in connection with the filing of the Registration Statement or the resale of the Class A Ordinary Shares contemplated thereby; and

(2) neither the Company nor its operating subsidiary is in violation, in any material respect, of currently effective PRC Laws relating to personal information protection or data security that would require the Company to obtain any permission or approval from the CAC or other PRC governmental authorities in connection with the transactions contemplated by the Registration Statement.

3.3	CSRC Trial Measures / Overseas offering and listing filing

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and related supporting guidelines, which became effective on March 31, 2023. The Trial Measures require PRC domestic companies that directly or indirectly offer and list securities overseas to complete filing procedures with the CSRC. The CSRC continues to issue filing notices under that regime.

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Under the Trial Measures, an overseas offering and listing by an issuer will be deemed an indirect overseas offering and listing by a PRC domestic company if both of the following conditions are met:

(i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets, as documented in its audited consolidated financial statements for the most recent accounting year, are accounted for by domestic companies; and

(ii) the issuer’s main business activities are carried out in mainland China, or its principal place(s) of business are located in mainland China, or the majority of its senior management responsible for business operations and management are PRC citizens or have their usual place(s) of residence in mainland China.

Based solely on the Company’s confirmations that:

(i) the Company currently does not have, and does not intend to establish, any subsidiary in mainland China, nor does it intend to enter into any contractual arrangement to form a VIE structure with any entity in mainland China;

(ii) the Company is not controlled by any PRC domestic entity or individual;

(iii) neither the Company nor its operating subsidiary has any operations in mainland China, nor any partnership or cooperation with any PRC domestic entity or individual in mainland China;

(iv) neither the Company nor its operating subsidiary currently owns, leases or otherwise invests in any assets in mainland China and does not intend to do so;

(v) none of the senior managers responsible for the business operations and management of the Company and its operating subsidiary are PRC citizens or domiciled in mainland China; and

(vi) neither the Company nor its operating subsidiary generates revenue from mainland China,

we are of the opinion that, as of the date hereof, the Company would not be deemed an enterprise conducting an “indirect overseas offering and listing by a domestic company” under the Trial Measures.

Further, under the Basic Law and the principle of “one country, two systems,” entities incorporated and operating in Hong Kong are not, solely by reason of such Hong Kong status, regarded as “domestic entities or individuals” of the PRC for purposes of Article 26 of the Trial Measures. Accordingly, Article 26 of the Trial Measures does not apply to the Company or its Hong Kong operating subsidiary on the basis of the facts described above.

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3.4	PRC permissions and approvals

Based on the Company’ s confirmations, the assumptions above, and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, except as disclosed in the Registration Statement:

(1) neither the Company nor its operating subsidiary is currently required to obtain any permission, approval, filing or clearance from the CSRC, the CAC or any other PRC governmental authority in order to conduct its current business operations as described in the Registration Statement; and

(2) the filing of the Registration Statement and the resale by the selling shareholders of the Class A Ordinary Shares underlying the Series A Convertible Preferred Shares, as contemplated by the Registration Statement, do not require the Company or its operating subsidiary to obtain any permission, approval, filing or clearance from the CSRC, the CAC or any other PRC governmental authority under currently effective PRC Laws.

Notwithstanding the foregoing, if the Company or its operating subsidiary in the future conducts business operations in mainland China, acquires a PRC subsidiary, enters into VIE arrangements, processes personal information or important data in a manner that triggers application of PRC cybersecurity, data security or personal information protection laws, or if relevant PRC Laws or their interpretation or implementation change, the conclusions expressed herein could be affected, and additional permissions, approvals, filings or clearances from PRC governmental authorities may be required.

The analysis above has not been confirmed with the CSRC, the CAC or any other PRC governmental authority.

4	Qualifications

This Opinion is subject to the following qualifications:

(a) This Opinion is limited strictly to PRC Laws of general application as in effect and publicly available on the date hereof, and we express no opinion on the laws of any jurisdiction other than the PRC.

(b) PRC Laws are subject to change, and the interpretation, implementation and enforcement thereof involve substantial discretion of the relevant legislative, administrative and judicial authorities. There can be no assurance that the relevant authorities will not take a view contrary to the opinions expressed herein.

(c) This Opinion is issued solely on the basis of the facts and representations set forth in the Documents and otherwise provided to us by the Company, and we have not undertaken any independent investigation as to the accuracy or completeness of such facts and representations.

(d) This Opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.

(e) This Opinion is furnished solely for use in connection with the Registration Statement and may not be used, circulated, quoted, filed with any governmental authority or otherwise relied upon for any other purpose without our prior written consent, except that this Opinion may be filed as Exhibit 99.6 to the Registration Statement.

5	Consent

We hereby consent to the reference to our firm under the captions “Prospectus Summary—Permissions Required from the PRC Authorities,” “Risk Factors—Risks Related to Doing Business in Hong Kong,” and “Legal Matters” in the Registration Statement, and to the filing of this Opinion as Exhibit 99.6 to the Registration Statement.

In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Beijing Yingke Law Firm Shenzhen Office
Beijing Yingke Law Firm Shenzhen Office

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